[Unless this certificate is presented by an authorized representative of The Depository Trust Company, a New York corporation ("DTC"), to the Company or its agent for registration of transfer, exchange, or payment, and any certificate issued is registered in the name of Cede & Co. or in such other name as is requested by an authorized representative of DTC (and any payment is made to Cede & Co. or to such other entity as is requested by an authorized representative of DTC), ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL inasmuch as the registered owner hereof, Cede & Co., has an interest herein.]

      REGISTERED                          REGISTERED

                   Consolidated Edison Company of New York, Inc.
                     FLOATING RATE DEBENTURES, SERIES 1997 A

      INTEREST RATE           MATURITY DATE           CUSIP
      Floating Rate              June 15, 2002        209111 CU 5
      (Determined as
      described herein)


REGISTERED HOLDER: Cede & Co.


PRINCIPAL SUM: ONE HUNDRED FIFTY MILLION DOLLARS ($150,000,000)


CONSOLIDATED EDISON COMPANY OF NEW YORK, INC., a New York corporation (hereinafter called the "Company", which term includes any successor corporation under the Indenture hereinafter referred to), for value received, hereby promises to pay to the registered holder named above or registered assigns, on the maturity date stated above, unless redeemed prior thereto as hereinafter provided, the principal sum stated above and to pay interest thereon, until the date on which payment of such principal sum has been made or duly provided for, on March 15, June 15, September 15 and December 15 (each an "Interest Payment Date"), commencing September 15, 1997, for the period commencing on and including the immediately preceding Interest Payment Date and ending on and including the day next preceding the Interest Payment Date (an "Interest Period"), with the exception that the first Interest Period shall commence on and include June 20, 1997 and end on and include September 14, 1997. Interest will be paid to the registered holder of this Debenture at the close of business on the last day of the month preceding the Interest Payment Date, except as otherwise provided in the Indenture.

      This Debenture bears interest at a rate per annum, reset quarterly, equal to LIBOR (as defined below) plus 0.06000%, as determined by The Chase Manhattan Bank, which has agreed to act as calculation agent for the Debentures, or a successor calculation agent appointed by the Company (the "Calculation Agent"). In no event, however, shall such rate exceed the maximum interest rate permitted by applicable law. Upon the request of any person, the Calculation Agent will advise the person of the interest rate then in effect for the Debentures.

      "LIBOR", with respect to an Interest Period, shall be the rate (expressed as a percentage per annum) for deposits in United States dollars for a three-month period beginning on the second London Banking Day (as defined below) after the Determination Date (as defined below) that appears on Telerate Page 3750 (as defined below) as of 11:00 a.m., London time, on the Determination Date. If Telerate Page 3750 does not include such a rate or is unavailable on a Determination Date, LIBOR for the Interest Period shall be the arithmetic mean of the rates (expressed as a percentage per annum) for deposits in a Representative Amount (as defined below) in United States dollars for a three-month period beginning on the second London Banking Day after the Determination Date that appears on Reuters Screen LIBO Page (as defined below) as of 11:00 a.m., London time, on the Determination Date. If Reuters Screen LIBO Page does not include two or more rates or is unavailable on a Determination Date, the Calculation Agent will request the principal London office of each of four major banks in the London interbank market, one of which may be the Calculation Agent or its affiliate, selected by the Calculation Agent (after consulting with the Company) to provide such bank's offered quotation (expressed as a percentage per annum), as of approximately 11:00 a.m., London time, on such Determination Date, to prime banks in the London interbank market for deposits in a Representative Amount in United States dollars for a three-month period beginning on the second London Banking Day after the Determination Date. If at least two such offered quotations are so provided, LIBOR for the Interest Period will be the arithmetic mean of such quotations. If fewer than two such quotations are so provided, the Calculation Agent will request each of three major banks in New York City, one of which may be the Calculation Agent or its affiliate, selected by the Calculation Agent (after consulting with the Company) to provide such bank's rate (expressed as a percentage per annum), as of approximately 11:00 a.m., New York City time, on such Determination Date, for loans in a Representative Amount in United States dollars to leading European banks for a three-month period beginning on the second London Banking Day after the Determination Date. If at least two such rates are so provided, LIBOR for the Interest Period will be the arithmetic mean of such rates. If fewer than two such rates are so provided, then LIBOR for the Interest Period will be LIBOR in effect with respect to the immediately preceding Interest Period.

      "Determination Date" with respect to an Interest Period will be the second London Banking Day preceding the first day of the Interest Period.

      "London Banking Day" is any day in which dealings in United States dollars are transacted or, with respect to any future date, are expected to be transacted in the London interbank market.

      "Representative Amount" means a principal amount of not less than U.S. $1,000,000 for a single transaction in the relevant market at the relevant time.

      "Telerate Page 3750" means the display designated as "Page 3750" on the Dow Jones Telerate Service (or such other page as may replace Page 3750 on that service).

      "Reuters Screen LIBO Page" means the display designated as page "LIBO" on The Reuters Monitor Money Rates Service (or such other page as may replace the LIBO page on that service).

      Interest on the Debentures will be calculated on the basis of the actual number of days for which interest is payable in the Interest Period divided by
360. All percentages resulting from any calculation in respect of Debentures will be rounded to the nearest ten-thousandth of a percentage point.

      The principal of this Debenture, when due and payable, shall, upon presentation and surrender hereof, be paid at the principal office of the Company. The interest on this Debenture, when due and payable, shall be paid at the principal office of the Company, or at the option of the Company, by check mailed to the address of the registered holder hereof or registered assigns as such address shall appear in the Security Register. All such payments shall be made in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts.

      This Debenture is one of a duly authorized series of an issue of unsecured debt securities of the Company designated as its Floating Rate Debentures, Series 1997 A (hereinafter called the "Debentures"), issued and to be issued under an Indenture dated as of December 1, 1990 between the Company and The Chase Manhattan Bank, Trustee (hereinafter called the "Trustee", which term includes any successor trustee under the Indenture), as amended and supplemented by the First Supplemental Indenture, dated as of March 6, 1996, between the Company and the Trustee (hereinafter called the "Indenture"). Reference is made to the Indenture and any supplemental indenture thereto for the provisions relating, among other things, to the respective rights of the Company, the Trustee and the holders of the Debentures, and the terms on which the Debentures are, and are to be, authenticated and delivered.

      The Company may redeem the Debentures, in whole or in part, on any Interest Payment Date on or after June 15, 1999, at a price equal to 100.00% of the principal amount of the Debentures to be redeemed, together with the accrued interest to be paid on such Debentures on such Interest Payment Date. If this Debenture or any portion hereof is called for redemption, interest shall cease to accrue on this Debenture or such portion hereof on the date fixed for redemption.

      If an Event of Default (as defined in the Indenture) shall have occurred and be continuing, with respect to the Debentures, the principal hereof may be declared, and upon such declaration shall become, due and payable, in the manner, with such effect and subject to the conditions provided in the Indenture. Any such declaration may be rescinded by holders of a majority in principal amount of the outstanding Debentures if all Events of Default with respect to the Debentures (other than the non- payment of principal of the Debentures which shall have become due by such declaration) shall have been remedied.

The Indenture contains provisions permitting the Company and the Trustee, with the consent of the holders of not less than a majority in aggregate principal amount of the Debentures at the time outstanding, evidenced as in the Indenture provided, to execute supplemental indentures adding any provisions to the Indenture or to any supplemental indenture with respect to the Debentures, or modifying in any manner the rights of the holders of the Debentures; provided, however, that no such supplemental indenture shall (i) extend the maturity of any Debenture, or reduce the principal amount thereof, or the premium thereon, if any, or reduce the rate or extend the time of payment of interest thereon or make the principal thereof or premium, if any, or interest thereon payable in any coin or currency other than that in the Debentures provided, without the consent of the holder of each Debenture so affected, or (ii) reduce the aforesaid principal amount of Debentures, the holders of which are required to consent to any such supplemental indenture without the consent of the holders of all Debentures then outstanding.

      The Debentures are issuable as registered Debentures only, in the denomination of $1,000 and any integral multiples of $1,000 approved by the Company, such approval to be evidenced by the execution thereof.

      This Debenture is transferable by the registered holder hereof in person or by his attorney duly authorized in writing on the books of the Company at the office or agency to be maintained by the Company for that purpose, but only in the manner, subject to the limitations and upon payment of any tax or governmental charge for which the Company may require reimbursement as provided in the Indenture, and upon surrender and cancellation of this Debenture. Upon any registration of transfer, a new registered Debenture or Debentures, of authorized denomination or denominations, and in the same aggregate principal amount, will be issued to the transferee in exchange therefor.

      The Company, the Trustee, any paying agent and any Security registrar may deem and treat the registered holder hereof as the absolute owner of this Debenture (whether or not this Debenture shall be overdue and notwithstanding any notations of ownership or other writing hereon made by anyone other than the Security registrar) for the purpose of receiving payment of or on account of the principal hereof and interest due hereon as herein provided and for all other purposes, and neither the Company nor the Trustee nor any paying agent nor any Security registrar shall be affected by any notice to the contrary.

      No recourse shall be had for the payment of the principal of or premium, if any, or interest on this Debenture, or for any claim based hereon, or otherwise in respect hereof, or based on or in respect of the Indenture or any indenture supplemental thereto, against any incorporator or against any past, present or future stockholder, officer or member of the Board of Trustees, as such, of the Company, whether by virtue of any constitution, statute or rule of law, or by the enforcement of any assessment or penalty or otherwise, all such liability being, by the acceptance hereof and as part of the consideration for the issue hereof, expressly waived and released.

      This Debenture shall be deemed to be a contract made under the laws of the State of New York, and for all purposes shall be construed in accordance with the laws of the State of New York.

      This Debenture shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose until the certificate of authentication on the face hereof is manually signed by the Trustee.

      IN WITNESS WHEREOF, the Company has caused this Debenture to be signed by the manual or facsimile signatures of a Vice President and the Treasurer of the Company, and a facsimile of its corporate seal to be affixed or reproduced hereon.


            CONSOLIDATED EDISON COMPANY OF NEW YORK, INC.

By

                                    Vice President and Treasurer

By

                                    Senior Vice President
                                      and Chief Financial Officer


SEAL


TRUSTEE'S CERTIFICATE OF AUTHENTICATION
This is one of the Securities of the series designated herein issued under the Indenture described herein.

                                   THE CHASE MANHATTAN BANK,
                                   as Trustee



By

                                   Authorized Officer